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                                                                    EXHIBIT 4.15

                               SECURITY AGREEMENT

     THIS SECURITY AGREEMENT ("Agreement") is made and entered into the 21st day of June 2005, by and between Nord Resources Corporation, a Delaware corporation ("Debtor") and Ronald A. Hirsch and Stephen Seymour (collectively, the "Secured Party").

     For valuable consideration, receipt of which is acknowledged, the parties agree as follows:

1. Grant of Security Interest. Debtor hereby grants to Secured Party a second priority security interest in the property described in Paragraph 2 below (collectively and severally, the "Collateral") to secure the payment and performance of the obligations of Debtor to Secured Party described in Paragraph 3 below (collectively and severally, the "Obligations").

2. Collateral. "Collateral" means the collateral in which the Secured Party is granted a security interest by this Agreement and which shall include the following, whether presently owned or existing or hereafter acquired or coming into existence, and all additions and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including, without limitation, all proceeds from the sale or transfer of the Collateral and of insurance covering the same and of any tort claims in connection therewith:

               (i) All Goods of the Debtor, including, without limitations, all machinery, equipment, computers, motor vehicles, trucks, tanks, boats, ships, appliances, furniture, special and general tools, fixtures, test and quality control devices and other equipment of every kind and nature and wherever situated, together with all documents of title and documents representing the same, all additions and accessions thereto, replacements therefor, all parts therefor, and all substitutes for any of the foregoing and all other items used and useful in connection with the Debtor's businesses and all improvements thereto (collectively, the "Equipment"); and

               (ii) All Inventory of the Debtor; and

               (iii) All of the Debtor's contract rights and general intangibles, including, without limitation, all partnership interests, stock or other securities, licenses, distribution and other agreements, computer software development rights, leases, franchises, customer lists, quality control procedures, grants and rights, goodwill, trademarks, service marks, trade styles, trade names, patents, patent applications, copyrights, deposit accounts, and income tax refunds (collectively, the "General Intangibles"); and

               (iv) All Receivables of the Debtor including all insurance proceeds, and rights to refunds or indemnification whatsoever owing, together with all instruments, all documents of title representing any of the foregoing, all rights in any merchandising, goods, equipment, motor vehicles and trucks which any of the same may represent, and all right, title, security and guaranties with respect to each Receivable, including any right of stoppage in transit; and


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               (v) All of the Debtor's documents, instruments and chattel paper, files, records, books of account, business papers, computer programs and the products and proceeds of all of the foregoing Collateral set forth in clauses (i)-(iv) above.

Terms used in this Section 2 but not otherwise defined in this Agreement that are defined in Division 9 of the California Commercial Code (the "Code") shall have the respective meanings given such terms in Division 9 of the Code.

3. Obligations. The Obligations of Debtor secured by this Agreement consist of:

     (a) The payment and performance of Debtor's indebtedness and obligations to Secured Party under the Note and all interest accrued thereon as more fully set forth in the Note; and

     (b) The payment and performance of all Debtor's indebtedness and obligations to Secured Party under (i) the Revolving Line of Credit Agreement,
(ii) this Security Agreement, (iii) any and all agreements, instruments or documents now or hereafter evidencing or securing the Note, and (iv) any and all extensions, renewals, modifications, amendments and replacements thereof.

4. Representations and Covenants of Debtor. Debtor represents, warrants and agrees as follows:

     (a) At the request of Secured Party, Debtor will join with Secured Party in executing one or more Financing Statements, pursuant to the Uniform Commercial Code, as well as a Deed of Trust on real property, in a form satisfactory to Secured Party and will pay the cost of filing the same or filing or recording the same in all public offices wherever filing or recording is deemed by Secured Party to be necessary or desirable.

     (b) Debtor will do all acts which may be necessary to maintain, preserve and protect the Collateral, not to commit or permit any waste thereof, to maintain the Collateral in good order, repair and condition, reasonable wear and tear excepted, and to comply with all laws, regulations and ordinances relating to the possession, operation, maintenance and control of the Collateral.

     (c) Debtor will not remove any of the Collateral from its premises, except for the purposes of repair or replacement with other articles of substantially similar quality and value, and except for sales of products in the ordinary course of business.

     (d) Debtor will not sell, assign, lease, encumber, or otherwise dispose of all or any of the Collateral without the prior written consent of Secured Party.

     (e) Debtor will pay, at least ten days before delinquency, all taxes, assessments and liens now or hereafter imposed on the Collateral.

     (f) Debtor will procure, execute and deliver from time to time any agreements, endorsements, assignments, financing statements and other writings and take such other actions deemed necessary or appropriate by Secured Party to create, confirm, perfect, maintain and protect its security interest hereunder and the priority thereof.


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5. Authorized Action by Secured Party. If Debtor fails to make any payment or do any act as herein required, then Secured Party, without obligation to do so and without notice to or demand upon Debtor, may make such payments and do such acts as Secured Party may deem necessary to protect its security interest in the Collateral. Debtor hereby agrees to repay immediately and without demand all sums so expended by Secured Party pursuant to the provisions of this paragraph with interest from date of expenditure at the maximum rate allowed by law.

6. Default. Debtor shall be in default under this Agreement upon the happening of any of the following events or conditions:

     (a) Default by Debtor in the payment of any or all of the Obligations secured hereby, or failure by Debtor to perform any agreement herein contained or referred to herein or secured hereby, or the occurrence of any event of default under any and all other related agreements.

     (b) Any warranty, representation or statement, made or furnished to Secured Party by or on behalf of Debtor, that proves to have been false in any material respect when made or furnished;

     (c) Substantial uninsured damage, destruction, or danger, in the opinion of Secured Party, or misuse or confiscation of the Collateral or the making of any levy, seizure or attachment thereof or therein; or,

     (d) Termination of existence, dissolution, insolvency, business failure, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceedings under any bankruptcy or insolvency laws by, or against, Debtor.

7. Rights upon Default. Upon any such default, Secured Party, at his option, without demand upon or notice to Debtor, may declare all Obligations secured hereby to be immediately due and payable, and Secured Party shall have all the rights and remedies provided a secured party under the Uniform Commercial Code as enacted in California. Additionally, upon learning of Debtor's default, Secured Party may immediately regain possession and control of the collateral and the business. All rights and remedies of Secured Party under this Agreement are in addition to all rights and remedies given to Secured Party contained in any other agreement, instrument or document or available to Secured Party at law, by statute or in equity. All such rights and remedies are cumulative and not exclusive and may be exercised successively, concurrently and repeatedly.

8. Waivers. Debtor waives any right to require Secured Party to (a) proceed against any person, (b) proceed against, apply or exhaust any Collateral or any other security for the Obligations secured hereby, or (c) pursue any other remedy in Secured Party's power. Debtor waives any defenses arising by reason of any disability or other defense of any person, or by reason of the cessation from any cause whatsoever of the liability of any other person.

9. Miscellaneous.

     (a) This Agreement may be assigned by Secured Party only. Any assignment of this Agreement by Debtor is null and void and shall constitute a default by Debtor. This Agreement shall bind and inure to the benefit of the parties' successors and assigns.


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     (b) References to the Uniform Commercial Code refer to the Uniform
Commercial Code as adopted by the State of California.

     (c) This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. The parties submit to the jurisdiction of the Courts of the County of Orange, State of California or a Federal Court empaneled in the State of California for the resolution of all legal disputes arising under the terms of this Agreement, including, but not limited to, enforcement of any arbitration award. In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys' fees, as may be fixed by the court.

     (d) Upon performance of the obligation and payment of the debt secured hereby, Secured Party shall execute such documents as Debtor may request to release and relinquish the security interest created hereby.

     (e) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (f) Any forbearance, failure or delay by Secured Party in exercising any right or remedy shall not preclude the further exercise thereof, and every right or remedy of Secured Party shall continue in full force and effect until such right or remedy is specifically waived in a writing executed by Secured Party.

     (g) This Agreement constitutes the entire agreement with respect to the subject matter hereof. The terms and provisions of this Agreement may not be amended, waived, altered or modified except by written agreement signed by Debtor and Secured Party.

SIGNATURES ON NEXT PAGE


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     The parties hereto have executed this Agreement the day and year first written above.

DEBTOR:

NORD RESOURCES CORPORATION,
A Delaware corporation


/s/ Erland A. Anderson
-------------------------------------
By: Erland A. Anderson
Its: President


SECURED PARTY:


/s/ Ronald A. Hirsch
-------------------------------------
Ronald A. Hirsch, an individual


/s/ Stephen Seymour
-------------------------------------
Stephen Seymour, an individual


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